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                                                                    Exhibit 99.1

[INVESTOOLS LOGO]


           INVESTOOLS DISPOSES OF EQUITY INTEREST IN MKZ VENTURE FUND;
                       CANCELS FURTHER FUNDING COMMITMENT


Houston, April 18, 2002 - INVESTools Inc. (OTCBB:INVS), a leading provider of investor education, financial publications and analytical tools worldwide, announced today that it has entered into agreements with the McKenna Group, LLC, McKenna Enterprises, Inc. and McKenna Capital Partners, LLC to dispose of its equity interest in MKZ Fund, LLC ("MKZ"), a venture capital fund owned by the Company and McKenna Enterprises, and to cancel further funding commitments.

"We are pleased to have executed these agreements, which exchange our ownership position in the venture capital fund in return for a release of all obligations to the fund, including our outstanding $1.4 million funding commitment, while retaining the opportunity to receive 50% of any net proceeds exceeding $1.4 million, if and when INVESTools' position in certain assets of the fund are sold," said Lee K. Barba, Chief Executive Officer of INVESTools Inc. "This settlement brings to a close INVESTools' unrelated investment activities and permits us to focus all of our resources and capital on growing our core investor education business for the benefit of our customers and shareholders."

In July 2000, INVESTools entered into a venture fund agreement to form MKZ as a vehicle to invest in emerging, early-stage technology companies. Under the original joint venture agreement, INVESTools agreed to provide MKZ with $15.0 million in funding. However, in April of 2001, the agreement was amended to limit the Company's commitment to $9.2 million. The Company had contributed $7.8 million towards its amended commitment, resulting in the outstanding commitment of $1.4 million canceled by the latest agreements.

ABOUT INVESTOOLS INC.
INVESTools is a leading provider of investor education worldwide. The Company offers classroom workshops domestically and abroad and has conducted workshops in more than 80 U.S. and 47 international cities. The Company's investor education products are also available on videotape and on the Web. More than 450,000 investors have benefited from INVESTools free investor seminars and more than 50,000 students have graduated from the Company's intensive workshops and home study programs. For more information regarding the Company's products and services, visit INVESTools' corporate Web site at HTTP://WWW.INVESTOOLS.COM.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS COULD BE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE INCLUDE UNCERTAINTIES IN THE MARKET, COMPETITION, LEGAL PROCEEDINGS, SUCCESS OF MARKETING EFFORTS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION IN THIS RELEASE.

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INVESTools Contacts:
Paul Helbling, CFO, 281-588-9102, PAUL.HELBLING@INVESTOOLS.COM or
Jennifer Mundine, Investor Relations Manager, 281-588-9829,
JENNIFER.MUNDINE@INVESTOOLS.COM